EXHIBIT 5.1

Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.
2 Weizmann Street
Tel Aviv 64239, Israel

August 10, 2010
Retalix Ltd. 10 Zarhin Street Ra’anana 43000
Israel

Re: Retalix Ltd.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Retalix Ltd. (the “Company”), relating to 7,138,177 of the Company’s Ordinary Shares, NIS 1.00 nominal value per share, under the Retalix Ltd. 2009 Share Incentive Plan (the “Plan”).

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

In connection with this opinion, we have examined such corporate records, other documents, and such questions of Israeli law as we have considered necessary or appropriate. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies and the due constitution of the Board of Directors of the Company.

Based on the foregoing and subject to the qualifications stated herein, we advise you that in our opinion, the shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours, /s/ Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. Goldfarb, Levy, Eran, Meiri, Tzafrir & Co.